Exhibit 99.1

Press Contact:	Investor Relations Contact:
Robyn Jenkins-Blum	Melissa Selcher
Cisco	Cisco
+1 (408) 853-9848	+1 (408) 424-1335
rojenkin@cisco.com	mselcher@cisco.com

CISCO REPORTS THIRD QUARTER EARNINGS

•	Q3 Net Sales: $11.6 billion (increase of 7% year over year)

•	Q3 Net Income: $2.2 billion GAAP (increase of 20% year over year); $2.6 billion non-GAAP (increase of 11% year over year)

•	Q3 Earnings per Share: $0.40 GAAP (increase of 21% year over year); $0.48 non-GAAP (increase of 14% year over year)

SAN JOSE, Calif. – May 9, 2012 – Cisco, the worldwide leader in networking that transforms how people connect, communicate and collaborate, today reported its third quarter results for the period ended April 28, 2012. Cisco reported third quarter net sales of $11.6 billion, net income on a generally accepted accounting principles (GAAP) basis of $2.2 billion, or $0.40 per share, and non-GAAP net income of $2.6 billion, or $0.48 per share.

“We delivered solid results this quarter with record revenue and non-GAAP earnings per share,” said John Chambers, Cisco chairman and CEO. “We are successfully executing against our long-term strategic plan of growing profit faster than revenue, and in a cautious IT spending environment, we continue to outperform our competitors.”

Chambers continued, “In a world of clouds, video and mobile device proliferations, the role of the intelligent network has never been greater and our value proposition with our customers is the strongest it has ever been. Our vision and strategy is focused on the right market transitions, and I want to thank our shareholders, employees, customers and partners for their ongoing commitment to Cisco.”

GAAP Results

	Q3 2012	Q3 2011	Vs. Q3 2011
Net Sales	$11.6 billion	$10.9 billion	6.6%
Net Income	$2.2 billion	$1.8 billion	19.8%
Earnings per Share	$0.40	$0.33	21.2%

Non-GAAP Results
	Q3 2012	Q3 2011	Vs. Q3 2011
Net Income	$2.6 billion	$2.3 billion	10.9%
Earnings per Share	$0.48	$0.42	14.3%

Net sales for the first nine months of fiscal 2012 were $34.4 billion, compared with $32.0 billion for the first nine months of fiscal 2011. Net income for the first nine months of fiscal 2012, on a GAAP basis, was $6.1 billion, or $1.13 per share, compared with $5.3 billion, or $0.94 per share, for the first nine months of fiscal 2011. Non-GAAP net income for the first nine months of fiscal 2012 was $7.5 billion, or $1.38 per share, compared with $6.8 billion, or $1.22 per share, for the first nine months of fiscal 2011.

A reconciliation between net income on a GAAP basis and non-GAAP net income is provided in the table on page 5.

Cisco will discuss third quarter results and business outlook in a conference call and webcast at 1:30 p.m. Pacific Time today. Call information and related charts are available at http://investor.cisco.com.

Other Financial Highlights

•

Cash flows from operations were $3.0 billion for the third quarter of fiscal 2012, compared with $3.1 billion for the second quarter of fiscal 2012, and compared with $3.0 billion for the third quarter of fiscal 2011.

•

Cash and cash equivalents and investments totaled $48.4 billion at the end of the third quarter of fiscal 2012, compared with $46.7 billion at the end of the second quarter of fiscal 2012, and compared with $44.6 billion at the end of fiscal 2011.

•

During the third quarter of fiscal 2012, Cisco repurchased 27 million shares of common stock under its stock repurchase program at an average price of $20.28 per share for an aggregate purchase price of $550 million. As of April 28, 2012, Cisco had repurchased and retired 3.6 billion shares of Cisco common stock at an average price of $20.47 per share for an aggregate purchase price of approximately $74.3 billion since the inception of the stock repurchase program. The remaining authorized amount for stock repurchases under this program is approximately $7.7 billion with no termination date. During the third quarter of fiscal 2012, Cisco also paid a cash dividend of $0.08, or $432 million.

•

Days sales outstanding in accounts receivable (DSO) at the end of the third quarter of fiscal 2012 were 31 days, compared with 31 days at the end of the second quarter of fiscal 2012, and compared with 37 days at the end of the third quarter of fiscal 2011.

•

Inventory turns on a GAAP basis were 11.5 in the third quarter of fiscal 2012, compared with 11.1 in each of the second quarter of fiscal 2012 and the third quarter of fiscal 2011. Non-GAAP inventory turns were 11.1 in the third quarter of fiscal 2012, compared with 10.8 in the second quarter of fiscal 2012, and compared with 10.3 in the third quarter of fiscal 2011.

Select Global Business Highlights

•

Cisco announced its intent to acquire NDS Group Ltd., a provider of video software and content security solutions. The acquisition is expected to help Cisco’s ability to transform how service providers and media companies deliver next-generation video experiences to subscribers.

•

Cisco completed the acquisition of privately held Lightwire, Inc. Lightwire develops advanced optical interconnect technology for high-speed networking applications. The acquisition is expected to allow Cisco to deliver cost-effective, high-speed networks with the next generation of optical connectivity.

•	Cisco acquired privately held ClearAccess, Inc. The acquisition enhances Cisco’s network management capabilities and enables service providers to better deliver, manage and monetize their services.

•	Cisco announced strategic investments in Brazil to foster innovation, transformation and socio-economic development.

Cisco Innovation

•	Cisco announced it has updated its cloud-ready switching portfolio to enhance network virtualization with simplicity and scale.

•

Cisco announced a successful demonstration and validation of its coherent 100G dense wavelength division multiplexing solution, exceeding 3,000 km in reach without the need for regeneration. This distance is 50 percent farther than any non-Raman alternative solution on the market today.

•

Cisco introduced the industry’s first carrier-grade, end-to-end Wi-Fi infrastructure to deliver next-generation hotspots. The technology is designed to deliver seamless mobile experiences and enables operators to support a continuing expansion of mobile traffic, devices and new services.

•	Cisco announced innovations across the Cisco Unified Computing System® (UCS) that quadruple memory capacity, double switching capacity and simplify management for large-scale Cisco UCS® deployments.

•	Cisco introduced new Linksys Smart Wi-Fi Routers with app-enabled capabilities for new home experiences. The three new routers offer wireless performance and support for Cisco Connect® Cloud.

•	Cisco announced it expanded its small business product portfolio with new wireless access points, routers, switches, unified communications and partner-managed service offerings.

•	Cisco and NetApp announced FlexPod was the first data center infrastructure solution to be validated by Microsoft for the updated Microsoft Private Cloud Fast Track 2.0 program.

Select Customer Announcements

•	TELUS announced it has deployed key components of the Cisco Videoscape™ platform to extend its Optik TV services to mobile devices.

•

Cisco announced it has been chosen by Fastway Transmissions Private Ltd. to facilitate cable digitization deployment across its customer base in India. Fastway is expected to deploy more than two million next-generation digital set-top boxes from Cisco during the next two years.

•	Magyar Telekom rolled out 4G LTE services with Cisco mobile internet solutions. Magyar Telekom is Hungary’s largest telecommunications company.

•

IPLAN chose Cisco technology for its newest data center which is expected to be launched in June 2012. IPLAN is a leader in telecommunications and cloud computing services for small and medium-sized businesses in Argentina.

•

Videotron launched its enhanced illico digital TV service with Cisco’s HD set-top box platform. Videotron is a leading Canadian telecommunications operator providing communications and broadband entertainment services.

•	Peru Credit Bank implemented the Cisco Unified Communications system to increase business flexibility and reduce costs.

•	Kabel Deutschland (KD) selected Cisco CRS-3 routers for its Internet Protocol Next-Generation Network core to meet demand for video and broadband services. KD is Germany’s largest cable operator.

•

Netelligent announced that it will collaborate with Desktone, Inc. to offer cloud-hosted virtual desktops. These cloud-based solutions will include Cisco UCS, the Desktone desktops-as-a-service (DaaS) platform and NetApp storage systems.

Editor’s Note:

•

Q3 FY 2012 conference call to discuss Cisco’s results along with its business outlook will be held at 1:30 p.m. Pacific Time, Wednesday, May 9, 2012. Conference call number is 888-848-6507 (United States) or 212-519-0847 (international).

•

Conference call replay will be available from 4:30 p.m. Pacific Time, May 9, 2012 to 4:30 p.m. Pacific Time, May 16, 2012 at 866-493-8039 (United States) or 203-369-1749 (international). The replay also will be available via webcast from May 9, 2012 through July 20, 2012 on the Cisco Investor Relations website at http://investor.cisco.com.

•

Additional information regarding Cisco’s financials, as well as a webcast of the conference call with visuals designed to guide participants through the call, will be available at 1:30 p.m. Pacific Time, May 9, 2012. Text of the conference call’s prepared remarks will be available within 24 hours of completion of the call. The webcast will include both the prepared remarks and the question-and-answer session. This information, along with GAAP reconciliation information, will be available on the Cisco Investor Relations website at http://investor.cisco.com.

About Cisco

Cisco (NASDAQ: CSCO) is the worldwide leader in networking that transforms how people connect, communicate and collaborate. Information about Cisco can be found at http://www.cisco.com. For ongoing news, please go to http://newsroom.cisco.com.

# # #

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events (such as statements regarding our ability to execute our long-term strategic plan, our competitive performance, the role of the intelligent network, our value proposition with customers and our strategy regarding market transitions) and the future financial performance of Cisco that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: business and economic conditions and growth trends in the networking industry, our customer markets and various geographic regions; global economic conditions and uncertainties in the geopolitical environment; overall information technology spending; the growth and evolution of the Internet and levels of capital spending on Internet-based systems; variations in customer demand for products and services, including sales to the service provider market and other customer markets; the return on our investments in certain priorities, including our foundational priorities, and in certain geographical locations; the timing of orders and manufacturing and customer lead times; changes in customer order patterns or customer mix; insufficient, excess or obsolete inventory; variability of component costs; variations in sales channels, product costs or mix of products sold; our ability to successfully acquire businesses and technologies and to successfully integrate and operate these acquired businesses and technologies; increased competition in our product and service markets, including the data center; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; manufacturing and sourcing risks; product defects and returns; litigation involving patents, intellectual property, antitrust, shareholder and other matters, and governmental investigations; natural catastrophic events; a pandemic or epidemic; our ability to achieve the benefits anticipated from our investments in sales, engineering, service, marketing and manufacturing activities; our ability to recruit and retain key personnel; our ability to manage financial risk, and to manage expenses during economic downturns; risks related to the global nature of our operations, including our operations in emerging markets; currency fluctuations and other international factors; changes in provision for income taxes, including changes in tax laws and regulations or adverse outcomes resulting from examinations of our income tax returns; potential volatility in operating results; and other factors listed in Cisco’s most recent reports on Form 10-K and 10-Q filed on September 14, 2011 and February 21, 2012, respectively. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco’s most recent reports on Form 10-K and 10-Q, as each may be amended from time to time. Cisco’s results of operations for the three and nine months ended April 28, 2012 are not necessarily indicative of Cisco’s operating results for any future periods. Any projections in this release are based on limited information currently available to Cisco, which is subject to change. Although any such projections and the factors influencing them will likely change, Cisco will not necessarily update the information, since Cisco will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

This release includes non-GAAP net income, non-GAAP net income per share data and non-GAAP inventory turns.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cisco believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cisco’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Cisco’s results of operations in conjunction with the corresponding GAAP measures.

Cisco believes that the presentation of non-GAAP net income and non-GAAP net income per share data when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations. In addition, Cisco believes that the presentation of non-GAAP inventory turns provides useful information to investors and management regarding financial and business trends relating to inventory management based on the operating activities of the period presented.

For its internal budgeting process, Cisco’s management uses financial statements that do not include, when applicable, share-based compensation expense, amortization of acquisition-related intangible assets, other acquisition-related costs, significant asset impairments and restructurings, the income tax effects of the foregoing, and significant tax matters. Cisco’s management also uses the foregoing non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the financial results of Cisco. In prior periods, Cisco has excluded other items that it no longer excludes for purposes of its non-GAAP financial measures. From time to time in the future, there may be other items, such as significant gains or losses from contingencies that Cisco may exclude for purposes of its internal budgeting process and in reviewing its financial results.

For additional information on the items excluded by Cisco from one or more of its non-GAAP financial measures, refer to the Form 8-K regarding this release furnished today to the Securities and Exchange Commission.

Copyright © 2012 Cisco and/or its affiliates. All rights reserved. Cisco, the Cisco logo, Cisco Systems, Cisco Connect, Cisco UCS, Cisco Unified Computing System, and Cisco Videoscape are trademarks or registered trademarks of Cisco and/or its affiliates in the U.S. and other countries. A listing of Cisco’s trademarks can be found at www.cisco.com/go/trademarks. Third party trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Cisco and any other company. This document is Cisco Public Information.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	XXX,XX	XXX,XX	XXX,XX	XXX,XX
	Three Months Ended		Nine Months Ended
	April 28, 2012	April 30, 2011	April 28, 2012	April 30, 2011
NET SALES:
Product	$9,106	$8,669	$27,176	$25,605
Service	2,482	2,197	7,195	6,418

Total net sales	11,588	10,866	34,371	32,023

COST OF SALES:
Product	3,563	3,437	10,776	10,068
Service	856	770	2,471	2,280

Total cost of sales	4,419	4,207	13,247	12,348

GROSS MARGIN	7,169	6,659	21,124	19,675

OPERATING EXPENSES:
Research and development	1,358	1,430	4,072	4,339
Sales and marketing	2,383	2,446	7,230	7,292
General and administrative	562	466	1,611	1,376
Amortization of purchased intangible assets	96	103	292	419
Restructuring and other charges	20	31	225	31

Total operating expenses	4,419	4,476	13,430	13,457

OPERATING INCOME	2,750	2,183	7,694	6,218
Interest income	161	161	483	477
Interest expense	(151)	(153)	(449)	(480)
Other income, net	19	12	45	143

Interest and other income, net	29	20	79	140

INCOME BEFORE PROVISION FOR INCOME TAXES	2,779	2,203	7,773	6,358
Provision for income taxes	614	396	1,649	1,100

NET INCOME	$2,165	$1,807	$6,124	$5,258

Net income per share:
Basic	$0.40	$0.33	$1.14	$0.95

Diluted	$0.40	$0.33	$1.13	$0.94

Shares used in per-share calculation:
Basic	5,388	5,508	5,383	5,545

Diluted	5,456	5,537	5,418	5,596

Cash dividends declared per common share	$0.08	$0.06	$0.20	$0.06

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(In millions, except per-share amounts)

	XXX,XX	XXX,XX	XXX,XX	XXX,XX
	Three Months Ended		Nine Months Ended
	April 28, 2012	April 30, 2011	April 28, 2012	April 30, 2011
GAAP net income	$2,165	$1,807	$6,124	$5,258
Adjustments to cost of sales:
Share-based compensation expense	51	60	155	182
Amortization of acquisition-related intangible assets(1)	99	102	276	367
Significant asset impairments and restructurings	(5)	120	(26)	120

Total adjustments to GAAP cost of sales	145	282	405	669

Adjustments to operating expenses:
Share-based compensation expense	286	340	879	1,055
Amortization of acquisition-related intangible assets(1)	96	103	292	419
Other acquisition-related costs	14	14	29	123
Significant asset impairments and restructurings(3)	20	31	225	31

Total adjustments to GAAP operating expenses	416	488	1,425	1,628
Total adjustments to GAAP income before provision for income taxes	561	770	1,830	2,297

Income tax effect	(121)	(228)	(464)	(652)
Significant tax matters(2)	—	—	—	(65)

Total adjustments to GAAP provision for income taxes	(121)	(228)	(464)	(717)

Non-GAAP net income	$2,605	$2,349	$7,490	$6,838

Diluted net income per share:
GAAP	$0.40	$0.33	$1.13	$0.94

Non-GAAP	$0.48	$0.42	$1.38	$1.22

(1)

Amortization of acquisition-related intangible assets for the first nine months of fiscal 2011 includes impairment charges of approximately $155 million, with $63 million recorded in product cost of sales and $92 million in operating expenses.

(2)

In the second quarter of fiscal 2011, the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 reinstated the U.S. federal R&D tax credit, retroactive to January 1, 2010. GAAP net income for the first nine months of fiscal 2011 included a $65 million tax benefit related to fiscal 2010 R&D expenses. Non-GAAP net income for the first nine months of fiscal 2011 excluded the $65 million tax benefit related to fiscal 2010 R&D expenses.

(3)	Restructuring and other charges for the first nine months of fiscal 2012 includes a $2 million credit for share based compensation related to forfeitures of unvested awards.

A reconciliation between GAAP to non-GAAP inventory turns is provided on page 9.

CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	April 28, 2012	July 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$6,461	$7,662
Investments	41,951	36,923
Accounts receivable, net of allowance for doubtful accounts of $216 at April 28, 2012 and $204 at July 30, 2011	3,980	4,698
Inventories	1,497	1,486
Financing receivables, net	3,709	3,111
Deferred tax assets	2,104	2,410
Other current assets	1,510	941

Total current assets	61,212	57,231
Property and equipment, net	3,634	3,916
Financing receivables, net	3,518	3,488
Goodwill	17,006	16,818
Purchased intangible assets, net	2,134	2,541
Other assets	3,650	3,101

TOTAL ASSETS	$91,154	$87,095

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$83	$588
Accounts payable	903	876
Income taxes payable	453	120
Accrued compensation	2,626	3,163
Deferred revenue	8,568	8,025
Other current liabilities	4,491	4,734

Total current liabilities	17,124	17,506
Long-term debt	16,286	16,234
Income taxes payable	1,698	1,191
Deferred revenue	4,080	4,182
Other long-term liabilities	588	723

Total liabilities	39,776	39,836
Total equity	51,378	47,259

TOTAL LIABILITIES AND EQUITY	$91,154	$87,095

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Nine Months Ended
	April 28, 2012	April 30, 2011
Cash flows from operating activities:
Net income	$6,124	$5,258
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other	1,816	1,813
Share-based compensation expense	1,032	1,237
Provision for doubtful accounts	20	(1)
Deferred income taxes	75	(37)
Excess tax benefits from share-based compensation	(57)	(65)
Net gains on investments	(38)	(185)
Change in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	660	603
Inventories	(113)	(105)
Financing receivables, net	(737)	(1,089)
Other assets	(495)	190
Accounts payable	34	(103)
Income taxes, net	151	(192)
Accrued compensation	(451)	(265)
Deferred revenue	482	537
Other liabilities	(100)	(341)

Net cash provided by operating activities	8,403	7,255

Cash flows from investing activities:
Purchases of investments	(32,690)	(30,303)
Proceeds from sales of investments	19,591	14,942
Proceeds from maturities of investments	7,930	14,134
Acquisition of property and equipment	(830)	(930)
Acquisition of businesses, net of cash and cash equivalents acquired	(333)	(266)
Purchases of investments in privately held companies	(299)	(179)
Return of investments in privately held companies	212	93
Other	175	48

Net cash used in investing activities	(6,244)	(2,461)

Cash flows from financing activities:
Issuances of common stock	1,115	1,516
Repurchases of common stock	(2,868)	(5,564)
Short-term borrowings maturities less than 90 days, net	(505)	392
Issuances of debt, maturities greater than 90 days	—	4,109
Repayments of debt, maturities greater than 90 days	—	(3,000)
Excess tax benefits from share-based compensation	57	65
Dividends paid	(1,076)	(329)
Other	(83)	71

Net cash used in financing activities	(3,360)	(2,740)

Net (decrease) increase in cash and cash equivalents	(1,201)	2,054
Cash and cash equivalents, beginning of period	7,662	4,581

Cash and cash equivalents, end of period	$6,461	$6,635

Certain reclassifications have been made to prior period amounts to conform to the current period’s presentation.

ADDITIONAL FINANCIAL INFORMATION

(In millions)

(Unaudited)

	April 28, 2012	July 30, 2011
CASH AND CASH EQUIVALENTS AND INVESTMENTS
Cash and cash equivalents	$6,461	$7,662
Fixed income securities	40,437	35,562
Publicly traded equity securities	1,514	1,361

Total	$48,412	$44,585

INVENTORIES
Raw materials	$114	$219
Work in process	37	52
Finished goods:
Distributor inventory and deferred cost of sales	629	631
Manufactured finished goods	437	331

Total finished goods	1,066	962
Service-related spares	202	182
Demonstration systems	78	71

Total	$1,497	$1,486

PROPERTY AND EQUIPMENT, NET
Land, buildings, and building & leasehold improvements	$4,547	$4,760
Computer equipment and related software	1,454	1,429
Production, engineering, and other equipment	5,286	5,093
Operating lease assets	291	293
Furniture and fixtures	489	491

	12,067	12,066
Less accumulated depreciation and amortization	(8,433)	(8,150)

Total	$3,634	$3,916

OTHER ASSETS
Deferred tax assets	$2,063	$1,864
Investments in privately held companies	841	796
Other	746	441

Total	$3,650	$3,101

DEFERRED REVENUE
Service	$8,778	$8,521
Product:
Unrecognized revenue on product shipments and other deferred revenue	2,943	3,003
Cash receipts related to unrecognized revenue from two-tier distributors	927	683

Total product deferred revenue	3,870	3,686

Total	$12,648	$12,207

Reported as:
Current	$8,568	$8,025
Noncurrent	4,080	4,182

Total	$12,648	$12,207

SUMMARY OF SHARE-BASED COMPENSATION EXPENSE

(In millions)

	Three Months Ended		Nine Months Ended
	April 28, 2012	April 30, 2011	April 28, 2012	April 30, 2011
Cost of sales—product	$12	$16	$39	$47
Cost of sales—service	39	44	116	135

Share-based compensation expense in cost of sales	51	60	155	182

Research and development	97	120	297	373
Sales and marketing	138	160	429	491
General and administrative	51	60	153	191
Restructuring and other charges	—	—	(2)	—

Share-based compensation expense in operating expenses	286	340	877	1,055

Total share-based compensation expense	$337	$400	$1,032	$1,237

The income tax benefit for share-based compensation expense was $88 million and $271 million for the three and nine months ended April 28, 2012, respectively, and $107 million and $335 million for the three and nine months ended April 30, 2011, respectively.

RECONCILIATION OF GAAP TO NON-GAAP

INVENTORY TURNS

(In millions, except annualized inventory turns)

	Three Months Ended
	April 28, 2012	January 28, 2012	April 30, 2011
Annualized inventory turns- GAAP	11.5	11.1	11.1
Cost of sales adjustments	(0.4)	(0.3)	(0.8)

Annualized inventory turns- non-GAAP	11.1	10.8	10.3

GAAP cost of sales	$4,419	$4,462	$4,207
Cost of sales adjustments:
Share-based compensation expense	(51)	(54)	(60)
Amortization of acquisition-related intangible assets	(99)	(90)	(102)
Significant asset impairments and restructurings	5	16	(120)

Non-GAAP cost of sales	$4,274	$4,334	$3,925